Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board of Directors
Jones Soda Co.
We consent to the incorporation by reference in the registration statements (No. 333-103939 and 333-109173) on Form S-8 and the registration statement (No. 333-135603) on Form S-3 of Jones Soda Co. (“the Company”) of our report dated March 13, 2008 with respect to consolidated balance sheets of the Company as at December 31, 2007 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007 which report appears in the December 31, 2008 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
March 13, 2009